Exhibit 10.3

NOTE AMENDMENT AGREEMENT

THIS NOTE AMENDMENT AGREEMENT (this “Agreement”) is entered into on April 15, 2015 (the “Execution Date”) by and between RLJ Entertainment, Inc., a Nevada corporation (“Borrower”) and JH Investment Partners III, LP, JH Partners Evergreen Fund, LP, JH Investment Partners GP Fund III, LLC, Forrestal, LLC, Taylor Rettig, Theodore S. Green, John P. Avagliano, Ray Gagnon, and Producers Sales Organization (each a “Holder,” and collectively, “Holders”). Holders and Borrower shall be referred to herein as the “Parties.”

RECITALS

A.	Borrower executed certain Unsecured Subordinated Promissory Notes in favor of each Holder as more fully set forth on Exhibit A to this Agreement (collectively, the “Outstanding Notes”).

B.	The Outstanding Notes are subordinate to Borrower’s obligations pursuant to that certain Credit and Guaranty Agreement (the “Senior Credit Agreement”) dated as of September 11, 2014, by and among Borrower, certain subsidiaries of Borrower as Guarantors, Various Lenders, MCP Opportunities LLC (as successor to McLarty Capital Partners SBIC, L.P.) as Administrative Agent and Collateral Agent (“MCP”), McLarty Capital Partners SBIC, L.P., as Arranger, Bookmanager and Syndication Agent (“McLarty SBIC” and, together with MCP, “McLarty”) and Crystal Financial LLC, as Documentation Agent (“Crystal”).

C.	Simultaneously with the execution of this Agreement, certain related parties (the “Related Parties”) of Borrower are purchasing at least Fifteen Million Dollars ($15,000,000) of Bridge Preferred Stock (the “Bridge Preferred Stock”) pursuant to a Securities Purchase Agreement between such Related Parties and the Borrower.

D.	Borrower intends to (i) sell up to fifteen million ($15,000,000) of convertible preferred stock in Borrower (the “Preferred Stock”) in a third party transaction to occur within sixty (60) days after the Execution Date of this Agreement at which time the Bridge Preferred Stock will be exchanged for the Preferred Stock (the “Preferred Stock Sale”) or (ii) if the Preferred Stock Sale is not completed within sixty (60) days after the Execution Date of this Agreement, exchange all of the Related Parties’ Bridge Preferred Stock for Preferred Stock pursuant to the terms of the last Preferred Stock term sheet offered by the Borrower to a third party (the “Related Party Exchange”).

E.	Concurrently with the execution of this Agreement, Borrower, the Requisite Lenders (as defined in the Senior Credit Agreement), McLarty and Crystal will execute that certain First Amendment to Credit and Guaranty Agreement (the “Senior Credit Agreement Amendment”), pursuant to which certain terms of the Senior Credit Agreement, including certain financial covenants of Borrower, will be modified.

F.	Holders have agreed to convert fifty percent (50%) of the outstanding amount owed to Holders pursuant to the Outstanding Notes into shares of Preferred Stock upon consummation of the Preferred Stock Sale or the Related Party Exchange.

G.	Holders and Borrower have agreed to amend the Outstanding Notes as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Mandatory Conversion. Concurrently with the closing of the Preferred Stock Sale or the Related Party Exchange, each Holder shall convert fifty percent (50%) of the outstanding balance under its Outstanding Notes (the “Convertible Balance”) for the number of shares of Preferred Stock that is equal to the Convertible Balance divided by the per share purchase price of the Preferred Stock. Concurrent with such exchange, Borrower shall (a) issue to such Holder warrants on the same terms and at the same rate as those issued to the third party investors and/or the Related Parties and (b) enter into with such Holder such other agreements, such as a registration rights agreement or stockholders agreement, on the same terms that are entered with the third party investors and/or the Related Parties.

2.            Amendment of Notes. The Outstanding Notes held by each Holder are hereby amended to reflect the terms set forth on Exhibit B attached hereto. The amendment to the Outstanding Notes shall be effective as of January 1, 2015. For the avoidance of doubt, all Interest (as defined in the Outstanding Notes) accrued in accordance with the terms of the Outstanding Notes with respect to the 2014 calendar year remains due and payable on May 15, 2015 in accordance with the terms of the Outstanding Notes; provided, however, that any Cash Interest (as defined in the Outstanding Notes) shall be paid within three (3) business days after the Execution Date. Except as set forth herein, the Outstanding Notes shall remain in full force and effect. Each Holder agrees to reasonably cooperate with Borrower (at Borrower’s expense) to amend and restate the Outstanding Notes to reflect the amendments set forth in this Agreement.

3.            Past-Due Royalties. Upon the execution of this Agreement, Borrower will pay to Producers Sales Organization any past-due royalties owed by Borrower to Producers Sales Organization with respect to content rights held by Producers Sales Organization and licensed to Borrower or its affiliates.

4.            Waiver of Default. Upon the execution of this Agreement, Holders hereby waive any existing defaults and Events of Default (as defined in the Outstanding Notes) under the Outstanding Notes (the “Existing Defaults”); provided, however, that such waiver shall in no way obligate Holders to provide any further waiver of any other default or Event of Default (whether similar or dissimilar, including any further default or Event of Default resulting from a failure to comply with the terms of the Amended and Restated Notes). Other than in respect of the Existing Defaults, this waiver shall not preclude the future exercise of any right, power, or privilege available to Holders whether under the Amended and Restated Notes or otherwise.

5.            Conditions to Closing. Borrower and Holders contemplate that the signing of this Agreement and the Closing shall occur concurrently. Nevertheless, for the ease of reference of the parties to this Agreement, the parties specify the following conditions, among other conditions, to the obligation of parties to perform the covenants and obligations to be performed under this Agreement prior to or at the Closing.

(a)           Execution and Delivery of this Agreement. Borrower and all Holders shall have executed and delivered this Note Amendment Agreement.

(b)           Execution and Delivery of Senior Credit Agreement Amendment. Borrower, the Requisite Lenders, McLarty, and Crystal shall have executed and delivered the Senior Credit Agreement Amendment.

6.             Miscellaneous.

(a)           Counterparts. This Agreement may be executed in any number of counterparts, and by the Parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy, facsimile or email transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

(b)           Costs and Expenses. Borrower agrees to pay promptly an aggregate amount of up to Thirty Thousand Dollars ($30,000) of the actual and reasonable out-of-pocket costs and expenses incurred by Holders in connection with the preparation of this Agreement and the Amended and Restated Notes.

(c)           Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

(d)           Governing Law. The validity of this Agreement, the construction, interpretation, and enforcement hereof, the rights of the parties hereto with respect to all matters arising hereunder or related hereto, and any claims, controversies or disputes arising hereunder or related hereto shall be determined under, governed by, construed and enforced in accordance with the laws of the State of New York.

(e)           Release. In order to induce Holders to enter into this Amendment, Borrower acknowledges and agrees that: (i) Borrower does not have any claim or cause of action against any Holder (or, with respect to the Outstanding Notes and the administration of the loans thereunder, any of their respective directors, officers, employees, agents or representatives); (ii) Borrower does not have any offset or compensation right, counterclaim, right of recoupment or any defense of any kind against Borrower’s obligations, indebtedness or liabilities to any Holder; and (iii) each Holder has heretofore properly performed and satisfied in a timely manner all of its obligations to Borrower. Borrower wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any Holder’s rights, interests, contracts, collateral security or remedies. Therefore, Borrower unconditionally releases, waives and forever discharges (X) any and all liabilities, obligations, duties, promises or indebtedness of any kind of each Holder, except the obligations to be performed by such Holder on or after the date hereof as expressly stated in this Agreement, or the Amended and Restated Notes, and (Y) all claims, counterclaims, offsets, compensation rights, causes of action, right of recoupment, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which Borrower might otherwise have against Holders (or, with respect to the Outstanding Notes and the administration of the loans thereunder, any of their respective directors, officers, employees or agents), in either case of clause (X) or (Y), on account of any past or presently existing (as of the date hereof) condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, counterclaims, compensation rights, circumstance or matter of any kind.

*Signatures on Next Page*

IN WITNESS WHEREOF, the Parties have executed this Note Amendment Agreement as of the Execution Date set forth above.

BORROWER

RLJ ENTERTAINMENT, INC.,

By:	/s/ Miguel Penella
Name: Miguel Penella
Title: Chief Executive Officer

HOLDERS

FORRESTAL, LLC
By: JH Evergreen Management, LLC, its General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

JH PARTNERS EVERGREEN FUND, LP
By: JH Evergreen Management, LLC, its General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

JH INVESTMENT PARTNERS III, LP
By: JH Evergreen Management, LLC, its General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

JH INVESTMENT PARTNERS GP FUND III, LLC
By: JH Evergreen Management, LLC, its General Partner

By:	/s/ R. Todd Forrest
Name: R. Todd Forrest
Title: Chief Financial Officer

JOHN AVAGLIANO

/s/ John Avagliano
John Avagliano

RAYMOND GAGNON

/s/ Raymond Gagnon
Raymond Gagnon

THEODORE S. GREEN

/s/ Theodore S. Green
Theodore S. Green

TAYLOR RETTIG

/s/ Taylor Rettig
Taylor Rettig

PRODUCERS SALES ORGANIZATION

By:	/s/ John Hyde
Name: John Hyde
Title: Secretary

EXHIBIT A
Outstanding Notes

RLJ ENTERTAINMENT, INC.
SUBORDINATED NOTES PAYABLE
AS OF DECEMBER 31, 2014

Note Holder	10/3/12 Original Note	5/15/2013 Interest Note	5/15/2014 Interest Note	PIK from 5/16/14 to 12/31/2014	TOTAL at 12/31/2014

JH Partners Evergreen Fund, LP	$9,729,490.27	$158,752.85	$652,624.05	$695,697.23	$11,236,564.40

Forrestal	$1,302,488.31	$21,252.27	$87,366.88	$93,133.09	$1,504,240.55

JH Investment Partners III, LP	$1,315,881.19	$21,470.79	$88,265.23	$94,090.74	$1,519,707.95

JH Investment Partners GP Fund III, LLC	$604,685.69	$9,866.45	$40,560.44	$43,237.43	$698,350.02

John Avagliano	$317,786.56	$5,185.22	$21,316.14	$22,723.00	$367,010.92

Ray Gagnon	$39,723.32	$648.15	$2,664.52	$2,840.38	$45,876.36

Producers Sales Organization	$675,296.44	$11,018.59	$45,296.79	$48,286.38	$779,898.20

Theodore S. Green	$794,466.40	$12,963.04	$53,290.34	$56,807.51	$917,527.29

Taylor Rettig	$20,181.82	$329.30	$1,353.73	$1,443.08	$23,307.93

Outstanding Balance	$14,800,000.00	$241,486.67	$992,738.12	$1,058,258.84	$17,092,483.62

EXHIBIT B
Amendments to Outstanding Notes

1.	The definition of Interest Rate shall be deleted in its entirety and replaced with the following:

“Interest Rate” shall mean (a) from January 1, 2015 until January 1, 2017, one and a half percent (1.5%) per annum, and (b) after January 1, 2017, twelve percent (12%) per annum, computed on the basis a 360-day year; provided, however, that upon the occurrence of an Event of Default, the Interest Rate shall be the Default Rate until the Event of Default is cured, and twelve percent (12%) thereafter.

2.	Notwithstanding anything in any Outstanding Note to the contrary on each Interest Date, forty five percent (45%) of the Interest payable on such Interest Date shall be paid in cash, and the remainder of the accrued Interest shall be payable on each Interest Date to the Holder in the form of additional Notes in form and substance identical to the Outstanding Notes.